Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2007 SALES AND EARNINGS

Eau Claire, Wisconsin (May 18, 2007) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods. These earnings are preliminary and are presented in a fashion consistent with that provided for first quarter 2006 earnings, which were likewise preliminary.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “First quarter 2007’s strong performance is largely attributable to the Defense segment which enjoyed a sizable increase in both sales and earnings over those realized in the corresponding 2006 quarter. Heightened activity stemming from performance of the five year forty millimeter systems contract awarded in April 2005 was the source of much of the increase. The other two segments of the business, Housewares/Small Appliances and Absorbent Products, likewise contributed to the overall sales increase. The reduction of the loss in the Absorbent Products segment, derived in substantial part from the additional burden absorption attributable to higher volume coupled with the reduction of burden from the closing of its Atlanta facility, provided a comparative boost to earnings, more than offsetting the slight loss in the Housewares/Small Appliance division. The latter was largely attributable to higher product costs and the highly competitive nature of the business which precluded price increases. Increased yields from the company’s portfolio, had a relatively minor, albeit favorable comparative impact on earnings.”

When asked about the status of the filing of the Company’s Forms 10-K and 10-Q for the 2005 and 2006 years, Ms. Cohen responded, “As a result of the Seventh Circuit Court of Appeals decision on May 15, 2007, in which the court ruled that the Company is not and never has been an investment company, the Company has asked Grant Thornton to reinstate its reports for the years 2003, 2004, and 2005. Those reports had been withdrawn as a result of the controversy surrounding the SEC’s staff’s mandate that an investment company footnote be inserted into the company’s financial statements for the year ended December 31, 2005. Given the court’s decision, we believe it is clear that the footnote is neither appropriate nor required. Grant Thornton’s reinstatement would expedite the filing process, as well as save substantial audit fees. Otherwise, the Company’s new auditor, Virchow Krause, which has suspended its re-auditing of 2002, 2003, 2004, and 2005 pending Grant Thornton’s decision, will resume those audits, which in turn should enable us to meet the New York Stock Exchange’s extended filing deadline.”

The Housewares/Small Appliance segment introduced several new products at the March 2007 International Housewares Show. Those products included its new FlipSide™ Belgian waffle maker which uses a unique, ultra compact flipping mechanism complete with digital timer to produce a restaurant quality Belgian waffle; the Peel a Meal™ electric potato peeler that automatically peels up to 4 pounds of potatoes or apples at a time in one to four minutes; a 12” stainless steel skillet with tempered glass lid, stainless steel handles and aluminum clad bottom – the pan is not only beautiful, but immensely practical as a result of its ability to reach high temperatures quickly and heat evenly; a three stage professional version of its popular EverSharp® knife sharpener featuring interchangeable blade guides that provide the optimum sharpening angle for most any blade be it thick, medium or thin; and freshly styled cool touch griddles boasting a new, sleek, streamlined design that is both handsome and facilitates compact storage. The introductions were well received.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

	THREE MONTHS ENDED

	April 1, 2007	April 2, 2006

Net Sales	$83,099,000	$45,053,000
Net Earnings	$5,021,000	$1,918,000
Net Earnings Per Share	$.73	$.28
Weighted Shares Outstanding	6,832,000	6,830,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

**Trademark of National Presto Industries, Inc.